Exhibit 99.1

Quantum FinTech Acquisition Corporation Announces Pricing of Upsized $175 Million Initial Public Offering

Tampa, FL, February 4, 2021 – Quantum FinTech Acquisition Corporation (the “Company”) announced today that it priced its initial public offering of 17,500,000 units at $10.00 per unit. The units are expected to trade on the New York Stock Exchange (“NYSE”) under the ticker symbol “QFTA.U” beginning February 5, 2021. Each unit consists of one share of common stock and one redeemable warrant, with each warrant entitling the holder thereof to purchase one half-share of common stock at a price of $11.50 per full share. Once the securities comprising the units begin separate trading, the shares of common stock and redeemable warrants, are expected to be listed on the NYSE under the symbols “QFTA” and “QFTA WS,” respectively.

The offering is expected to close on February 9, 2021, subject to customary closing conditions.

Chardan acted as sole book running manager in the offering. The underwriters have been granted a 45-day option to purchase up to an additional 2,625,000 units offered by the Company to cover over-allotments, if any, at the initial public offering price.

A registration statement relating to these securities was declared effective by the Securities and Exchange Commission (“SEC”) on February 4, 2021. The offering is being made only by means of a prospectus, copies of which may be obtained by contacting Chardan, 17 State Street, 21st floor, New York, New York 10004 or by calling (646) 465-9001. Copies of the registration statement can be accessed through the SEC's website at www.sec.gov.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Quantum FinTech Acquisition Corporation

Quantum FinTech Acquisition Corporation is a blank check company, also commonly referred to as a special purpose acquisition company, or SPAC, formed for the purpose of entering into a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination with one or more businesses. While the Company may pursue an initial business combination in any region or sector, it intends to focus its efforts on identifying high-growth financial services and FinTech businesses as targets for its initial business combination.

Forward Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to its proposed initial public offering, the anticipated use of the net proceeds thereof and its search for an initial business combination. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and preliminary prospectus for the offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact

John Schaible

CEO

Quantum FinTech Acquisition Corporation

IR@qftacorp.com